Exhibit 6.4

SUPPLEMENTARY MEMBER SERVICES AGREEMENT

THIS SUPPLEMENTARY MEMBER SERVICES AGREEMENT (this “Agreement”) is made and effective as of the 7th day of October, 2014 (“Effective Date”) between SUN DENTAL HOLDINGS, LLC, a Florida limited liability company (the “Company”), and CHUCK STAPLETON, a Florida resident individual (“Service Member”).

BACKGROUND AND BASIS FOR AGREEMENT

A. The Company is presently engaged in the Dental Laboratory Business, as defined herein.

B. Service Member has experience and skills valuable to the Company.

C. The Company’s operating agreement under agreement dated October 1, 2014 (the “Operating Agreement”) provides the Manager of the Company with the authority to enter into Supplementary Agreements with Members of the Company.

D. Contemporaneous with the execution of this Agreement, Service Member was granted Investment Class B Units pursuant to a Unit Grant Agreement (the “Grant Agreement”), and was admitted to the Company as an Investment Class B Member.

E. Service Member has previously and continuously provided services to the Company since June 23, 2012 as an employee of the Company under the terms of an employment agreement dated June 23, 2012 (the “Employment Agreement”).

F. The Company and Service Member desire to enter into this Agreement to set forth the services to be rendered by Service Member and to set forth the terms and conditions upon which Service Member shall provide such services to the Company now that Service Member is a Member of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. Upon the Effective Date, Service Member’s employment under the Employment Agreement shall cease and this Agreement shall, except as otherwise provided herein, control Service Member’s compensation and the scope and conditions of the services that Service Member shall provide to the Company and its Subsidiaries. Notwithstanding the foregoing, any accrued compensation owed to Service Member pursuant to the Employment Agreement shall be paid to Service Member in accordance with the terms of the Employment Agreement.

2. Provision of Services. The Company agrees to engage Service Member upon the terms and conditions herein contained, and Service Member agrees to accept the obligation to perform services on behalf of the Company and its Subsidiaries. Service Member shall serve as the Company’s Chief Operating Officer. In such capacity, Service Member shall report to the Company’s Manager and Chief Executive Officer, and shall have such powers and responsibilities consistent with such position, as reasonably determined by the Company’s Manager. Service Member shall devote Service Member’s best efforts and substantially all of Service Member’s business time and services to the business and affairs of the Company and its Subsidiaries.

3. Term of Agreement. Service Member’s services under this Agreement shall commence upon the Effective Date and shall continue for a period of five (5) years unless sooner terminated in accordance with the terms of this Agreement (the “Initial Term”). After the expiration of the Initial Term and any successive term, Service Member’s services shall automatically be renewed without further action of the parties for successive five (5) year terms (each, a “Renewal Term”; the Initial Term and each Renewal Term shall collectively be referred to herein as the “Term”). Notwithstanding the foregoing, if either party gives the other party at least one hundred twenty (120) days’ advance written notice prior to the expiration of a Term of such party’s intention to not renew for a Renewal Term, then the provision of services hereunder shall terminate upon the expiration of such Term. Upon the expiration of this Agreement, Service Member shall only be entitled to the benefits described in Section 4 and Section 5, which have accrued as of the date of termination pursuant to this Section 3 and have not yet been paid.

4. Payment for Services. In consideration for services rendered pursuant to this Agreement, Service Member shall receive a payment for services from the Company in the amount of ONE HUNDRED SIXTY-TWO THOUSAND AND 00/100 DOLLARS ($162,000.00) per annum, payable in installments consistent with the Company’s normal payroll schedule. The Manager shall review this payment for services at annual intervals, and may adjust the same from time to time as the Manager deems appropriate, in the Manager’s sole discretion. Such review will be conducted in accordance with the Company’s policies for annual reviews. As it may be adjusted from to time in accordance with the previous sentence, the payment for services provided for in this Section 4 shall be referred to herein as the “Payment for Services.” The Payment for Services is a separate and distinct payment from any distribution that may be made to Service Member pursuant to the Operating Agreement or the Grant Agreement.

5. Other Benefits. In addition to the Payment for Services, Service Member shall also be entitled to the following benefits:

(a) Bonuses. From the Effective Date through December 31, 2014, Service Member shall be entitled to a bonus determined and payable pursuant to the terms of Section 3(c) of the Employment Agreement, which are incorporated herein by reference. Beginning on January 1, 2015 and thereafter during the Term, Service Member shall be entitled to a quarterly bonus equal to three percent (3%) of the Company’s positive EBITDA, to be calculated and paid quarterly during the Term. For the purposes of this Agreement, the term “EBITDA” consists of Company earnings before reductions for (i) interest, (ii) federal, state, local, excise, foreign or other taxes of any kind, (iii) depreciation, and (iv) amortization, as determined by the accountants for the Company. The bonus authorized by this Section 5(a) shall be paid within thirty (30) days after the close of the quarter to which such bonus relates. Service Member must remain a service provider under this Agreement for the entire quarter to qualify for a bonus earned during that quarter. Service Member shall not be entitled to a pro-rated share of any bonus earned during Service Member’s final quarter of services under this Agreement unless Service Member continuously provides services to the Company through the final day of such quarter.

(b) Additional Benefits. The Company will provide Service Member with business class seats, when available, for all air travel required by the Company. The Company shall also provide Service Member with a virtual assistant at the Company’s expense, not to exceed Two Hundred and 00/100 Dollars ($200.00) per month. Service Member shall also be eligible to participate in such welfare benefit plans, programs, practices, and policies of the Company as are generally available to employees of the Company and as are further detailed in the Sun Dental Labs Employee Manual, as it may be amended from time to time. Such benefit plans, programs, practices, and policies may include, but are not limited to, medical insurance, vacation time, holidays, life insurance, both short-term and long-term disability insurance, business and educational expenses, and a SIMPLE IRA or similar tax-deferred contribution plan. The Company shall pay a portion of Service Member’s medical insurance premium for Service Member plus family coverage, such that Service Member’s monthly portion of the medical insurance premium is Four Hundred and 00/100 Dollars ($400.00) per month. The Company shall pay One Hundred Percent (100%) of the medical insurance premium if Service Member elects for employee-only coverage.

6. Reimbursement of Business Expenses. Service Member may incur reasonable business expenses in carrying out Service Member’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Service Member for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policies for expense reimbursement, as in effect from time to time.

7. Termination of Services. In addition to the ability of either party hereto to terminate this Agreement pursuant to Section 3, above, Service Member’s services under this Agreement may be terminated at any time as follows:

(a) Termination without Cause. If the Company terminates Service Member’s services under this Agreement without “Cause,” as defined in Section 7(d), below, during the Term, then Service Member shall:

i. receive the portion of the Payment for Services accrued through the date of termination, as well as any bonus due to Service Member;

ii. receive a payment equal to one hundred fifty percent (150%) of the most recent annual Payment for Services upon Service Member signing a severance agreement prepared by the Company that includes a general release of all claims against the Company and which confirms Service Member’s continuing obligations with respect to the restrictive covenants contained in this Agreement, the Grant Agreement, and the Operating Agreement, as applicable. The severance payment authorized by the previous sentence shall be paid in such amounts and at such times as determined by the Manager of the Company, provided, however, that such payment shall be made in full within twelve (12) months of the date of Service Member’s termination; and

iii. be entitled to any non-forfeitable other benefits already earned and payable under the terms of any Company plan maintained payable in accordance therewith following termination other than those set forth in this Section 7(a).

(b) Voluntary Resignation with Adequate Notice. Service Member shall provide the Company with at least one hundred twenty (120) days written notice prior to Service Member’s voluntary resignation. If Service Member voluntarily resigns pursuant to the previous sentence then Service Member shall be entitled to:

i. receive the portion of the Payment for Services accrued through the date of resignation;

ii. a bonus calculated in accordance with Section 5(a) but accrued through the date of Service Member’s resignation; and

iii. any non-forfeitable benefits already earned and payable under the terms of any Company benefit plan maintained, payable in accordance therewith.

Upon Service Member’s termination with such notice, Service Member shall not be entitled to any severance payment.

(c) Voluntary Resignation Without Adequate Notice. If Service Member does not provide one hundred twenty (120) days written notice prior to resignation, then Service Member shall not be entitled to anything other than any Payment for Services accrued through the date of Service Member’s resignation and any non-forfeitable benefits already earned and payable under the terms of any Company benefit plan maintained, payable in accordance therewith. Upon Service Member’s termination without such notice, Service Member shall not be entitled to any severance payment.

(d) Termination for Cause. Service Member shall be terminated for “Cause” (i) in the event that Service Member substantially fails to perform the material duties required of Service Member pursuant to this Agreement, (ii) due to Service Member’s insubordination, willful misconduct, commission of fraud, negligence in performance of duties, conviction (or plea of guilty or nolo contendere) or indictment, charge with respect to any felony or any other crime involving dishonesty or moral turpitude, any dishonesty in dealings with the Company, (iii) due to any other conduct that in the Manager’s sole discretion impairs Service Member’s ability to effectively serve as the Company’s Chief Operating Officer and perform the duties required of Service Member hereunder, or (iv) upon Service Member transferring any of his Units in the Company without the consent of the Manager. Notwithstanding the foregoing sentence, if the Company intends to terminate Service Member for Cause, the Company shall provide Service Member with notice of the same, and shall give Service Member thirty (30) days to cure the condition that resulted in the Company’s determination to terminate Service Member for Cause. Whether Service Member has adequately cured the condition pursuant to the previous sentence shall be determined by the Company’s Manager in the Manager’s sole discretion. Upon Service Member’s termination for Cause, Service Member shall not be entitled to any Payment for Services or other benefit beyond the date of Service Member’s termination other than those payments or benefits which have accrued and not yet been paid. Service Member shall not be entitled to any severance payment.

(e) Death or Disability. Service Member shall be under a “Disability” if illness or other physical or mental disability, as determined by a physician of Service Member, results in Service Member’s inability to perform Service Member’s duties under this Agreement for a period of one hundred twenty (120) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period. Service Member’s services under this Agreement shall terminate upon Service Member’s death or Disability. Service Member or Service Member’s estate shall be entitled to receive any Payment for Services and any other benefits accrued but not yet paid as of the date of Service Member’s death or Disability. Service Member or Service Member’s estate shall also be entitled to any non-forfeitable benefits already accrued and payable to Service Member under the terms of any Company benefit plan maintained, payable in accordance with the terms thereof.

8. Protection of Trade Secrets and Confidential Information. Service Member acknowledges and agrees that in the course of Service Member’s provision of services hereunder and while Service Member is a Member of the Company, the Company may disclose to Service Member certain Confidential Information (defined below). For purposes of this Section and Section 9, below, the “Company” shall also include any Subsidiary of the Company. Service Member acknowledges and agrees that the Confidential Information of the Company is the sole and exclusive property of the Company (or a third party providing such information to the Company) and that the Company owns all worldwide copyrights, trade secret rights, confidential and proprietary information rights, and all other property rights therein. Service Member acknowledges and agrees that the disclosure of the Confidential Information of the Company to Service Member does not confer upon Service Member any license, interest or rights of any kind in or to the Confidential Information.

(a) Service Member may use the Confidential Information solely for the benefit of the Company while Service Member provides services to the Company or is a Member of the Company. Service Member shall hold in confidence and not reproduce, distribute, transmit, reverse, engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Confidential Information of the Company or any portion thereof except (i) in the performance of services for the Company; (ii) with written consent of the Company, (iii) to Service Member’s attorney if said attorney agrees to keep such information and material confidential (except as disclosure may be necessary in any litigation involving Service Member), (iv) by the rules or regulations of any governmental agency, association or regulating body having authority to request such information in connection with any inquiry, or (v) except as otherwise may be required by law.

(b) Service Member acknowledges that Service Member’s obligations with regard to the Confidential Information of the Company shall remain in effect while Service Member provides services to the Company, and for eighteen (18) months after the termination of Service Member pursuant to this Agreement, or such longer time as may be required by applicable law.

(c) Service Member shall return to the Company, upon request by the Company, the Confidential Information of the Company and all materials relating thereto, disclosed to Service Member and the Company.

(d) As used herein, “Confidential Information” means any information marked “Confidential” by the Company and shall also mean the following even if such information is not marked Confidential: paper and electronic records; client records; X-rays and diagnostic images; accounts receivable information; professional or financial information regarding clients of the Company; the Company’s fee schedules; vendor prices; employment agreements; compensation of staff and contractors; business structure; business plans, growth plans or projections of future business; income statements, balance sheets, tax returns, any and all the Company financial information regarding the Company and the business of the Company; any patents or potentially patentable ideas as identified by the Company; and any devices, methods, drawings, processes and the like related to any patents or potentially patentable ideas.

9. Restrictive Covenants. Due to Service Member’s provision of services to the Company and due to Service Member’s status as a Member of the Company, Service Member will: (i) learn and understand certain valuable confidential business information and business relationships of the Company; (ii) develop substantial relationships with regular clients, associates or Affiliates of the Company; (iii) be introduced to colleagues and referral sources who have a long-standing relationship with the Company; (iv) benefit from the Company’s goodwill associated with its ongoing practice, geographic location, and marketing; and (v) learn and benefit from the Company’s other legitimate business interests referenced in Section 542.335, Florida Statutes, as amended from time to time. Service Member acknowledges that this information and these relationships, if used improperly, could cause serious detrimental harm to the Company. Service Member further acknowledges that the Company would not have entered into this Agreement, the Grant Agreement, or have admitted Service Member as a Member of the Company if Service Member did not agree to the restrictive covenants contained in this Section 9. As an inducement to the Company to enter into this Agreement and the Grant Agreement, to admit Service Member as a Member of the Company, to pay Service Member the compensation described in this Agreement and the Grant Agreement, and to grant Service Member Investment Class B Units pursuant to the Grant Agreement, Service Member agrees as follows:

(a) Non-Compete. During the term of Service Member’s provision of services to the Company, whether pursuant to this Agreement, any automatic or other renewal hereof, or otherwise, and for a period of eighteen (18) months following the termination of Service Member’s services, regardless of the reason for such termination, Service Member shall not, directly or indirectly, within the Restricted Area (as defined below) provide any services, or enter into, engage in, be employed by, or consult with any business, regardless of form (e.g., partnership, joint venture, professional association or other type of corporation, limited liability company, sole proprietorship or otherwise), in competition with the Company in any line of the “Dental Laboratory Business.” The “Dental Laboratory Business” means manufacture, sourcing, distribution, marketing, selling, or any combination of the foregoing, of custom dental prosthetic devices, including the remote capture and transmission of digital scans of the mouth or teeth to a manufacturing facility, the receipt of such transmission, and the production of custom dental prosthetic devices based on such transmission. The “Dental Laboratory Business” does not include the provision of services to a company whose primary business purpose is the manufacture of dental equipment, including the development of computer software. Prohibited competitive business activities include, but are not limited to, Service Member’s participation in a competitive business enterprise as an employee, officer, director, consultant, agent, partner, member or proprietor; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

(b) Restricted Area. The “Restricted Area” shall include the United States of America and the People’s Republic of China, including Hong Kong.

(c) Prohibition Against Solicitation. During the term of Service Member’s provision of services to the Company, whether pursuant to this Agreement, any automatic or other renewal hereof, or otherwise, and for a period of eighteen (18) months following the termination of Service Member’s services, regardless of the reason for such termination, Service Member shall not, directly or indirectly, solicit or otherwise communicate with any of the Company’s current, former or prospective clients, customers, or investors on behalf of Service Member or on behalf of any other Person, firm, the Company, business, entity or corporation with the purpose of causing such persons to terminate their employment, professional or payment relationship with the Company, as the case may be. A prospective client, patient, customer, or investor is defined as any person, group or entity which the Company has actively solicited or provided services or goods to or which the Company has utilized to seek investment, business expansion or growth, advice or assistance, or otherwise to expand or develop the Company’s operations or resources during the twelve (12) months prior to termination of Service Member’s services pursuant to this Agreement.

(d) Prohibition Against Solicitation of Employees. During the term of Service Member’s provision of services to the Company, whether pursuant to this Agreement, any automatic or other renewal hereof, or otherwise, and for a period of eighteen (18) months following the termination of Service Member’s services, regardless of the reason for such termination, Service Member shall not, directly or indirectly, solicit, induce or attempt to induce any of the Company’s employees, Members or full time consultants to leave the Company to work for, or with, a business which competes with the Company or which provides services which are the same as or similar to any services provided by the Company, or employ or otherwise engage the services of any person who was an employee, Member or full time consultant of the Company during the six (6) months prior to termination of Service Member’s services pursuant to this Agreement.

(e) Reasonable Restraint. Service Member acknowledges that the provisions of this Section 9 constitute essential inducements to the Company entering into this Agreement and the Grant Agreement, paying Service Member the compensation stated in this Agreement and the Grant Agreement, granting the Investment Class B Units pursuant to the Grant Agreement, and admitting Service Member as a Member of the Company. Service Member acknowledges that the provisions of this Section 9 are reasonable and necessary for the protection of the Company and that the enforcement of the provisions of this Section 9 shall not result in an unreasonable deprivation of the right of Service Member to earn a living.

(f) Injunctive Relief. In the event of a breach or threatened breach of this Section 9 by Service Member, Service Member acknowledges that the Company will not have an adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to restrain Service Member from violating the provisions of this Section 9. The Company may assign its rights under this Section 9, without Service Member’s consent, to any entity affiliated with the Company including a Subsidiary or Affiliate (an “Assignee”), and Service Member acknowledges that, in accordance with Florida Statutes Section 542.335 (l)(f)(l) and (2), the provisions of this Section 9 are enforceable by any Assignee of the Company as a third party beneficiary. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Service Member. A breach of any provision of this Agreement, the Operating Agreement, or the Grant Agreement by the Company or by Service Member shall not be a defense to enforce the restrictive covenants contained in this Agreement. In any action or proceeding by the Company to obtain a temporary restraining order and/or preliminary injunction, Service Member hereby agrees that if the Company is required to post an injunction bond in order to obtain the temporary restraining order and/or preliminary injunction, the amount of such injunction bond will be equal to Five Thousand and 00/100 Dollars ($5,000.00), which Service Member stipulates is a reasonable amount. Service Member hereby agrees to pay all costs of enforcing the restrictive covenants, including reasonable attorneys’ fees and such costs and fees incurred on any appeal or in connection with any bankruptcy or other insolvency proceedings.

(g) Divisibility of Covenants. If any aspect of the restrictive covenants contained in this Section 9 is deemed by a court of competent jurisdiction to be too broad as to time, area or restricted activity, then such defective aspect shall be reduced to such scope as is reasonable and enforceable, and the restrictive covenants as so modified shall be enforceable by injunction or any other legal or equitable remedy. The Company and Service Member agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

(h) Automatic Extension of Restricted Time Period. The period of time during which Service Member is prohibited from engaging in certain business practices pursuant to this Section 9 shall be extended by the length of time during which Service Member is in breach of such covenants.

(i) Assignability of Covenants. Service Member hereby acknowledges and agrees that the restrictive covenants and the duties, obligations and responsibilities of Service Member in this Section 9 and the Company’s rights provided in this Section 9 are assignable by the Company and shall be enforceable by the Company’s and Subsidiaries’ successors and/or assigns.

10. Intellectual Property.

(a) Assignment of Dental Laboratory Business Intellectual Property to Company. All intellectual property, including but not limited to, business ideas, concepts, inventions, improvements and developments made or conceived by Service Member, either solely or in collaboration with others, during the Term and relating to the Dental Laboratory

Business of the Company, its Subsidiaries, or Affiliates, or to any business or product of which the Company is considering entering or developing, will become and remain the exclusive property of the Company, its successors and assigns. Service Member will promptly disclose, verbally or in writing, to the Company all such ideas, concepts, inventions, improvements and developments that pertain to the Dental Laboratory Business, and will fully cooperate in confirming, protecting and obtaining legal protection of the Company’s ownership rights in those developments.

(b) Non-Dental Laboratory Business Intellectual Property. All intellectual property, including, but not limited to, business ideas, concepts, inventions, improvements and developments made or conceived by Service Member outside the scope of the Dental Laboratory Business shall be considered property of Service Member.

11. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be made in the same manner as Notice pursuant to the Operating Agreement.

12. No Conflict. Service Member represents and warrants that Service Member’s services hereunder and performance of the terms hereof does not and will not breach any other agreement to which Service Member is a party. Service Member has not entered into and shall not enter into any agreement, either written or oral, which is in conflict with this Agreement.

13. Modifications and Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed in writing and signed by Service Member and the Manager of the Company. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other party.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not in any way affect the validity or enforceability of any other provision hereof. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

15. Governing Law: Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each party stipulates that any dispute or disagreement between the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirely in, and consents to the exclusive jurisdiction and proper venue of the state and federal courts located in the State of Florida, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. Each party waives any right to trial by jury with respect to any such dispute or disagreement.

16. Entire Agreement. This Agreement, the Operating Agreement, and the Grant Agreement supersede all prior agreements and constitute a complete and exclusive statement of the terms of the agreement between Service Member and the Company with respect to their subject matter. There have been and are no agreements, representations or warranties between Service Member and the Company with respect to such subject matter other than those set forth or provided for in this Agreement, the Operating Agreement, and the Grant Agreement.

17. Interpretation. The language of all parts of this Agreement must in all cases be construed, as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in this Agreement, the singular or plural shall be deemed to include the other whenever the context so indicates or requires. Capitalized but not otherwise defined terms used in this Agreement shall have the same meaning as ascribed to them in the Operating Agreement, as amended.

18. Survival. Sections 8, 9, and 10 shall survive termination of Service Member’s services.

19. Counterparts. This Agreement may be executed in several counterparts, each of which, and any electronic transmission of the same, will be deemed an original, but all of which shall constitute one and the same instrument.

20. Assignment. This Agreement shall be binding upon, and inure to the benefit of, the heirs, personal representatives, administrators, and anyone claiming by or through Service Member and the assigns and successors of the Company, but neither this Agreement, nor any rights hereunder, shall be assignable or otherwise subject to hypothecation by Service Member.

21. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have had the opportunity to review, negotiate and adopt this Agreement as the joint agreement and understanding of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Supplementary Member Services Agreement on the day and year first written above.

COMPANY:

SUN DENTAL HOLDINGS, LLC

a Florida limited liability company

By:	/s/ Derek T Diasti

Name:	Derek T Diasti
Its:	Manager

SERVICE MEMBER:

/s/ Chuck Stapleton
Chuck Stapleton a Florida resident individual

SIGNATURE PAGE